UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 29, 2010

Universal Travel Group
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51516 (Commission File Number)	90-0296536 (I.R.S. Employer Identification No.)

5th Floor, South Block, Building 11, Shenzhen Software Park, Zhongke 2nd Road, Nanshan District,
Shenzhen, PRC 518000
 (Address of principal executive offices) (zip code)

86 755 836 68489
(Registrant’s telephone number, including area code)

Not Applicable .
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets
Item 3.02.	Unregistered Sales of Equity Securities

On March 29, 2010, our subsidiary, Shenzhen Universal Travel Agency Co. Ltd, executed an acquisition agreement (the “Tianyuan Agreement”) to acquire all the equity interest of Hebei Tianyuan International Travel Agency Co., Ltd  (“Tianyuan”) with shareholders of Tianyuan and another acquisition agreement  (the “Yulongkang Agreement”) to acquire all the equity interest in Zhengzhou Yulongkang Travel Agency Co., Ltd with shareholders of Yulongkang.

We had previously reported on a Current Report on Form 8-K on  January 19, 2010 that we had entered into a letter of intent to acquire Tianyuan for RMB 29 million (approximately $4.2 million), 80% of which shall be paid in cash and 20% of the consideration in shares of the Company’s common stock. The purchase consideration may be subject to adjustment after completion of acquisition audit on Tianyuan by the Company.

Pursuant to the Tianyuan Agreement, the purchase consideration was adjusted to RMB 30 million (approximately $4.4 million), which is payable as follows: (i) 20% of the purchase consideration is to be paid in shares of restricted common stock of the Company with a per stock price of $ 9.42, being the average closing price of the Company’s shares for the 15 days prior to the date of execution of the Agreement and amounting to 93,283 shares of restricted common stock; (ii) 40% or RMB 12 million (approximately $1.76 million) to be paid within 10 days of the announcement of the acquisition; (iii) 20% or RMB 6 million (approximately, $882,353) within 10 days of completion of the share exchange formalities with the local business authorities and (iv) the remaining  20% of the purchase consideration within 10 days of the formal close of the acquisition transaction.

The shareholders of Tianyuan have agreed to continue their service at Tianyuan for the next five fiscal years and to accomplish certain projected financial goals.  In the event that they or Tianyuan breach the Agreement, Shenzhen Universal Travel Agency Co. Ltd shall be entitled to terminate the Agreement and receive a full refund of the purchase consideration and up to $1 million in damages.

We had previously reported on a Current Report on Form 8-K on  January 26, 2010 that we had entered into a letter of intent to acquire Yulongkang for RMB 39 million (approximately $5.7 million), 90% of which to be paid in cash and 10% of the purchase consideration in shares of the Company’s common stock. The purchase consideration may be subject to adjustment after the completion of acquisition audit on Zhengzhou Yulongkang by the Company.

Pursuant to the Yulongkang Agreement, the purchase consideration remains at RMB 39 million as previously stipulated in the letter of intent, which is payable as follows: (i) 10% of the purchase consideration is to be paid in shares of restricted common stock of the Company with a per stock price of $ 9.42, being the average closing price of the Company’s shares for the 15 days prior to the date of execution of the Agreement and amounting to 60,634 shares of restricted common stock; (ii) 45% or RMB 17.55 million (approximately $2.58  million) to be paid within 10 days of the announcement of the acquisition; (iii) 25% or RMB 9.75 million (approximately, $1.4 million) within 10 days of completion of the share exchange formalities with the local business authorities and (iv) the remaining  20% of the purchase consideration within 10 days of the formal close of the acquisition transaction.

The shareholders of Yulongkang have agreed to continue their service at Yulongkang for the next five fiscal years and to accomplish certain projected financial goals.  In the event that they or Yulongkang breach the Agreement, Shenzhen Universal Travel Agency Co. Ltd shall be entitled to terminate the Agreement and receive a full refund of the purchase consideration and up to $1 million in damages.

The issuance of shares of common stock pursuant to the Agreement will be exempt from registration in reliance upon Regulation S and Section 4(2) of the Securities Act of 1933, as amended.  Shareholders of Tianyuan and Yulongkang are non-U.S. persons, as defined in Rule 902(k) of Regulation S, In addition, our shares will be issued without registration under Section 5 of the Securities Act in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. Specifically, (1) we had determined that the they were knowledgeable and experienced in finance and business matters and thus they are able to evaluate the risks and merits of acquiring our securities; (2) they had advised us that they were able to bear the economic risk of purchasing our common stock; (3) we had provided them with access to the type of information normally provided in a prospectus; and (4) we did not use any form of public solicitation or general advertising in connection with the issuance of the shares.

The foregoing summary of the acquisition agreement is qualified in its entirety by reference to the actual acquisition agreement which is filed as exhibit 10.1 hereto.

The information in this report, including Exhibit 10.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and shall not be incorporated by reference in any registration statement or other document filed under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filings, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Acquisition Agreement dated March 29, 2010 between Sun Qingdong, Wang Liyun, Hebei Tianyuan International Travel Agency Co., Ltd and Shenzhen Universal Travel Agency Co. Ltd.

10.2	Acquisition Agreement dated March 29, 2010 between Jin Yan, Li Yan, Zhengzhou Yulongkang Travel Agency Co., Ltd and Shenzhen Universal Travel Agency Co. Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2010	UNIVERSAL TRAVEL GROUP

	By:	/s/ Yizhao Zhang
Yizhao Zhang
Chief Financial Officer